Exhibit 99.1

FOR RELEASE AT 8:00 AM EDT ON MONDAY, JUNE 3, 2013

KODIAK OIL & GAS CORP. AGREES TO ACQUIRE ADDITIONAL WILLISTON BASIN ASSETS;

PROPOSED TRANSACTION WOULD ADD 42,000 NET ACRES

AND ~6,000 BOE/D OF CURRENT NET PRODUCTION

Transaction Highlights Include:

•                  COMPLEMENTARY, TOP-TIER MCKENZIE AND SOUTHERN WILLIAMS COUNTIES LEASEHOLD ADJACENT TO EXISTING KODIAK CORE OPERATING AREAS

•                  UPON CLOSING, KODIAK WOULD CONTROL ~200,000 NET ACRES FOR FUTURE WILLISTON BASIN DEVELOPMENT

DENVER — June 3, 2013 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin, today announced that it has entered into a definitive purchase and sale agreement with Liberty Resources (“Liberty”), a Denver-based private oil and gas company, to acquire additional core Bakken and Three Forks producing properties and undeveloped leasehold in the Williston Basin of North Dakota.

The purchase price for the asset package is $660 million in cash. The purchase price is subject to adjustment including, but not limited to, adjustments for certain title and environmental defects, if any, as well as customary adjustments to reflect the operation of the properties following the effective date and prior to the closing. Net oil and gas production included in the pending acquisition is currently approximately 5,700 barrels of oil equivalent per day (BOE/d), which was the average net production for May 2013.  Production is expected to increase before closing as completion operations are currently underway.

Upon completion of the transaction, Kodiak would acquire approximately 42,000 net acres located in McKenzie and southern Williams Counties, N.D., bringing the Company’s pro forma total lease holdings in the Williston Basin to approximately 196,000 net acres.  The acquired leasehold includes 35 controlled drilling spacing units, based upon 1,280-acre units, and is 90% held by production.  The southern Williams County lands, approximating 14,000 net acres, are adjacent to Kodiak’s core Polar area.  An additional 25,000 net acres are located in McKenzie County to the west of the Company’s Koala and Smokey areas.  Kodiak will also assume Liberty’s contract for one drilling rig, which has 14 months remaining on its term.

The acquisition is expected to close in July 2013 and is subject to the completion of customary due diligence and closing conditions.  The effective date for the transaction is March 1, 2013, with any purchase price adjustments to be calculated as of the closing date.

Financing of the Transaction

The Company expects to fund the acquisition through borrowings under its revolving credit facility due April 2018, which carries a current borrowing base of $650 million prior to any adjustments for the proposed transaction.  Kodiak is working with its banking syndicate to complete a redetermination reflecting its year-to-date completion activities and pro forma for this proposed transaction.  The combined impact of Kodiak’s recent completions and the proposed transaction is expected to result in a significant increase in the borrowing base.  The Company will also evaluate all available financing alternatives.

Management Comment

Commenting on the proposed transaction, Kodiak’s Chairman and CEO Lynn Peterson said:  “The proposed acquisition’s characteristics adhere to our stated strategy of identifying and acquiring reduced-risk, contiguous leasehold in our immediate core operating areas.  On a per-share basis, the transaction is immediately accretive on all measures.

“The increase to our inventory of future drilling locations provides the Company with a longer runway of sustainable growth.  As we continue our down-spacing work in our Koala and Smokey areas, we would expect the number of locations to increase significantly.  We also benefit from the addition of the production and its cash flow, as well as proved reserves included in the deal.  Our current average daily production, pro forma for this transaction, is approximately 30,000 BOE.  As the acquired lands are largely held by production, we can methodically develop the leasehold on a schedule that best fits our capital expenditures and drilling program.

“Upon closing, we will initially operate with seven drilling rigs, with one of the rigs operating on the lands to be acquired.    Based on the additional capital expenditures for the acquired properties net of cash flow from those assets, we anticipate investment and projected cash flow to be more or less equal for the remaining periods of 2013.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to the anticipated benefits, closing of, and source of funds for, the acquisition transaction, expectations regarding the Company’s operational, exploration and development plans, expectations regarding the opportunity to increase the Company’s working interests in operated properties. expectations regarding drilling plans, the Company’s expectations regarding its anticipated capital requirements and its 2013 capital budget, and expectations regarding reserves, production, revenues, cash flows and recoveries.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, Chairman and CEO, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11